Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name “Netherland, Sewell & Associates, Inc.” and the reference to Netherland, Sewell & Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated February 2, 2006, prepared for Aurora Energy, Ltd. in the Post Effective Amendment to the SB-2 Registration Statement for the filing dated on or about November 2, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
November 2, 2006